EXHIBIT 21

SUBSIDIARIES OF THE DIXIE GROUP, INC.

SUBSIDIARY	STATE/COUNTRY OF INCORPORATION
BRETLIN, INC. FABRICA INTERNATIONAL C-KNIT APPAREL, INC. MASLAND CARPETS, LLC	GA CA TN GA
SUBSIDIARIES OF BRETLIN, INC.
CANDLEWICK YARNS, INC. DIXIE GROUP LOGISTICS, INC.	TN GA